Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Gates Industrial Corporation plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Other	7,844,017	$11.70	$91,774,998.90	$92.70 per $1,000,000	$8,507.54
Total Offering Amounts					$91,774,998.90		$8,507.54
Total Fee Offsets							—
Net Fee Due							$8,507.54

(1)	Covers ordinary shares, par value $0.01 per share, of Gates Industrial Corporation plc (the “Ordinary Shares”) issuable under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Ordinary Shares that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or other similar transactions.
(2)	Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low price per share of the Ordinary Shares as reported by The New York Stock Exchange on August 22, 2022.